Exhibit 107.1

Calculation of Filing Fee Tables

Rule 424(b)(2)

(Form Type)

Citigroup Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	7.000% Fixed Rate Reset Noncumulative Preferred Stock, Series DD	Rule 457(r) and 457(p)	$1,500,000,000	100%	$1,500,000,000	$147.60 per million	$221,400	N/A	N/A	N/A	N/A

Fees to Be Paid	Equity	Depositary Shares, Each Representing a 1/25th Interest in a Share of 7.000% Fixed Rate Reset Noncumulative Preferred Stock, Series DD	Rule 457(r) and 457(p)	1,500,000 shares	(2)	(2)	(2)	(2)	N/A	N/A	N/A	N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$1,500,000,000		$221,400

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$221,400

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of this offering is $1,500,000,000.

(1)	No separate consideration will be received by the Registrant for the depositary shares.